Exhibit 10.1
TRANSLATION FROM SWEDISH FOR INFORMATION PURPOSES ONLY.

Handelsbanken	CONTRACT — Factoring account (Fakturakonto) (credit — SEK)

Responsible officer	Tel. no. (Incl. area code)	Branch no	Credit no.	☐	New
Catarina Berntsson	031-734 1423	6686		☑	Change

	Name and address (must always be filled in)	Business org. no.
Borrower	MOBITEC AKTIEBOLAG	556546 – 6793
	Box 97	Tel. no. (Incl. area code)
	524 21 Herrljunga	Fax no. (Incl. area code)
	E-mail	Contact person
	agne.axelsson@mobitec.eu	Agne Axelsson

With currency code and figures
Credit amount	SEK 19,000,000
With currency code and in words
SEK NINETEEN MILLION

Factoring limit	Factoring limit as a %	Maximum payment terms for invoices, no. of days
	80	120

	From-until (Inclusive)	Possible extension period (no. of months)
Credit period	2010-11-01 — 2010-12-31	12

	Utilisation interest rate, currently % p.a.	Contract rate of interest, currently % p.a.
Interest	4.95	0.50

	Due dates for utilisation interest (month, day)	(The contract rate of interest is based on the entire amount, and is debited in advance at the start of the credit period)
Interest due dates	1231, 0331, 0630, 0930

Fees	Initial arrangement fee, SEK	Subscription fee, SEK/month	Fee per invoice, Sweden, SEK		Fee per invoice, Export, SEK
			System	Mail	System	Mail
		980.00	8.00		10.00
	Fee per printed default billing including mailing, SEK		Fee per reminder, SEK
	25.00		17.00

Invoices	Estimated no. of invoices per year	Average payment period, no. of days

Separate terms and conditions
Svenska Handelsbanken hereby undertakes to provide the borrower with an open credit up to the above-mentioned credit amount on the terms and conditions stated in this contract. During the credit period, the borrower must observe the provisions of “General Terms and Conditions — Factoring Account (Fakturakonto) (credit • SEK), June 2005”. When the borrower’s right to utilise the credit has ceased, the borrower is obliged to immediately pay its debt to the Bank in accordance with this contract. Disbursement under the credit is conditional on the borrower assigning customer receivables to the Bank as collateral. Application for disbursement is to be made to the Bank. This agreement has been drawn up in duplicate, with the borrower and the Bank each taking a copy.

	Place, date	Place, date
Signatures	Herrljunga 2010-10-19	2010-10-22

	Signature of borrower	Bank’s signature
	Mobitec AB	Svenska Handelsbanken AB (publ)
	/s/ Agne Axelsson	/s/ Catarina Berntsson
/s/ Patrik Niklasson

To be completed by the branch	Date	Initials
Documents are in order
F118

Handelsbanken	Page 1 of 4
GENERAL TERMS AND CONDITIONS for — Factoring with credit [Fakturakredit] (credit — SEK), June 2005. TRANSLATION FROM SWEDISH FOR INFORMATION PURPOSES ONLY.
1.	Certain definitions

“The Bank” is Svenska Handelsbanken AB (publ).

“Factoring value” is the total gross amount outstanding at any time of all assigned invoice claims with the exception of the invoice claims stated in section 2 a)-f) and the invoice claims in section 2 g)-i) to the extent that the Bank has excluded these invoices from the factoring value.

“Factoring with credit account” is the account with the Bank on which the credit is booked.

“The Handelsbanken Group” is Svenska Handelsbanken AB (publ), including branches and wholly owned subsidiaries.

“Debt collection company” is Kredit-Inkasso AB, which is a wholly owned subsidiary in the Handelsbanken Group.

“Credit” is the open credit which the Bank provides to the borrower pursuant to section 2 below.

A “buyer” is a recipient of the borrower’s invoices.

An “invoice file” refers to electronically transmitted information relating to invoices, purchaser information, etc.

2.	Credit and guarantees

On the terms and conditions stated in this contract, the Bank undertakes to provide the borrower with an open credit up to the credit amount stated on the signature page of the contract. The outstanding credit amount may, however, never exceed the factoring limit stated on the signature page of the contract, which is based on the factoring value. If the outstanding credit amount on any occasion exceeds the factoring limit, the borrower shall pay the excess amount pursuant to section 12 below.

The factoring value includes all the invoice claims assigned by the borrower to the Bank, with the exception of points a)-f) and g)-i) below, to the extent that the Bank has excluded these from the factoring value.
a)	invoice claims that refer to purchases on a sale-or-return basis (or purchases where the buyer is otherwise entitled to return the goods purchased), or sales on commission, or conditional sales or cash on delivery sales;

b)	invoice claims for which a special certificate of claim has been issued;

c)	invoice claims that do not correspond to a performance carried out by the borrower,

d)	invoice claims for which:
1)	the due date is not set out on the invoice,

2)	the due date falls later than the number of days stated on the signature page of the contract, calculated from the invoice date,

3)	there are impediments to assignment or pledging of the invoice claim,

4)	the buyer has the right of set-off due to a counterclaim on the borrower, or the right to a discount, or other deduction on the final sum of the invoice in question than that stated on the invoice,

5)	in other respects, conditions are included which contravene the underlying contract, the contract between the buyer and the borrower, or this contract,

6)	a dispute exists between the borrower and the buyer concerning the invoiced claim,

7)	there are invoice claims where the buyer is not fulfilling its commitments or may be assumed to risk becoming insolvent,

8)	the due date was 30 days ago or more (see section 11);
e)	invoice claims exist on a subsidiary or parent company or other company with which the borrower has a substantial economic community of interest or on companies whose operations are leased by such companies or by persons employed at such companies or by the borrower,

f)	invoice claims on a specific buyer, for the part where these claims, at the time they are calculated, exceed 30% of the borrower’s total outstanding invoice claims,

The Bank is entitled to exclude the following invoices from the factoring value:

g)	invoice claims in a foreign currency not approved by the Bank;

h)	invoice claims relating to a buyer in a country which the Bank does not authorise;

i)	other invoice claims which the Bank does not consider that it can accept as collateral, for example claims on buyers which do not fulfil their commitments or which can be assumed to risk becoming insolvent.
All invoices, including those invoices which are not part of the factoring value, are however transferred to the Bank as collateral for the borrower’s credit pursuant to section 16 below.
3.	Administrative service, etc.

The Bank will provide the required administrative service relating to assigned invoice claims in accordance with the following:
a)	Ledger booking

Ledger booking of invoices and credit notes, which are specified in a ledger that can be sent to the borrower periodically.

b)	Processing of incoming payments

Identification and processing of incoming payments, as well as daily presentation of these to the borrower. Payment for invoice claims which come to the Bank are booked on the factoring with credit account on the next business day.

c)	Reminders and debt collection demands

The despatch of reminders and debt collection demands in accordance with the procedures applied by the Bank. Unless otherwise agreed with the borrower, the Bank will first despatch a reminder; if the invoice claim is not paid, the Bank will assign the debt collection company to despatch a debt collection demand. Thereafter, the debt collection company will obtain instructions from the borrower concerning further action if no payment is made.

d)	Other service

The subscription fee paid includes a subscription to the debt collection company’s collection service, as well as certain credit information service from the Upplysningscentralen UC AB credit information agency. Separate price lists apply when these services are utilised.
In the case of errors or omissions by the Bank, the Bank is always entitled to fulfil its compensation obligation by delivering correct material. The Bank’s obligation to pay compensation shall never encompass damage that may be sustained by the borrower in relation to a third party.

Sections 4-7 — the borrower’s obligations
4.	Assignment and information texts

The borrower is responsible for ensuring that all invoices arising in the borrower’s business bear the assignment text as provided by the Bank. Credit invoices shall bear the information to the buyer as stipulated by the Bank. The layout of invoices and credit invoices shall be decided in consultation between the borrower and the Bank.

5.	Assignment of the borrower’s invoices to the Bank

At the same time as invoices and credit notes in the original are despatched to the buyer, the borrower shall despatch to the Bank a completed assignment document in accordance with the form provided by the Bank, together with a copy of each invoice and credit note. In the assignment document, the borrower shall give the details of the invoices and credit notes, and state their total sum. If a separate agreement has been made concerning this, an ‘invoice journal’ may be attached to the assignment document, instead of copies of the invoices and credit notes. If the Bank consents to the borrower sending invoices and credit

Handelsbanken	Page 2 of 4

notes by invoice file via the Bank’s file transfer services, transmission of the invoice file means that the borrower assigns all the invoices contained in the invoice file as collateral in accordance with this contract. The assignment shall be regarded as completed when the Bank has received the invoice file.
6.	Responsibility for the accuracy of the factoring value

The borrower guarantees that no circumstances stated in sections 2 a) — f) exist concerning the invoice claims included in the factoring value. Should such circumstances nevertheless be present, the Bank is entitled to exempt these invoices from the factoring value.

In this case, the Bank is entitled to immediately cancel the right of utilisation of the credit, or to terminate the credit in advance pursuant to section 25 below.

7.	The responsibility of the borrower for submitted information, etc.

The borrower is responsible for all information supplied on the forms provided by the Bank and on other documentation which the borrower may send to the Bank being accurate and signed by an authorised person.

The borrower shall, without delay, issue credit invoices for approved complaints and shall itself settle any other dealings with the buyer.
8.	The Bank’s right of insight

The Bank shall have the right of reasonable insight into the borrower’s operations and, when necessary, shall also be entitled to make an inspection at the borrower concerning issues of importance to the Bank in its capacity as lender and pledge-holder.

9.	Utilisation of the credit, etc.

Utilisation of the credit is granted by the Bank. The credit amount is provided on the agreed factoring account. The factoring with credit account is credited with all amounts received as payment for invoice claims, after deduction of costs, fees or claims accruing to the Bank/debt collection company. The Bank is also entitled to charge the factoring with credit account for such costs, fees or claims. Alternatively, the Bank/debt collection company is entitled to send an invoice and/or inform the borrower on the account statement and deduct the amount in question from incoming payments.

Payments for invoice claims which come to the Bank are booked on the factoring account on the next business day.

A deposit to the factoring with credit account of a foreign currency cheque drawn on another bank is normally not available until the fifth business day after the day of presentation. If the borrower, via the Bank, is advised that a payment relating to an assigned invoice shall be made to the borrower, the Bank will deposit the payment to the factoring with credit account, regardless of what is stated in the payment order.

The borrower authorises the Bank to sign on behalf of the company cheques issued to the borrower relating to payment of assigned invoice claims.

10.	Payment directly to the borrower

If payment for an invoice claim is paid directly to the borrower, the borrower shall immediately transfer the amount or the countervalue in the currency of the credit to the borrower’s factoring with credit account with the Bank. The borrower shall simultaneously, on a form provided by the Bank, inform the Bank by fax of this payment and in writing request the buyer in future to pay in accordance with the instructions on the invoice. If the invoice is subject to debt collection proceedings, the borrower shall also immediately inform the debt collection company.

11.	Redemption and reversal of assignment

If, within 30 days calculated from the due date, the buyer has not made full payment for the invoice claim against which factoring with credit has been granted, the borrower shall — irrespective of the reason for non-payment — at the request of the Bank immediately redeem the claim by paying the received credit amount after deduction of any amount of the claim which may have been paid to the Bank. The Bank is entitled to remove claims from the factoring value which the buyer has not paid within 30 days of the due date. However, the Bank’s collateral in the claim remains.

Even before the expiry of this period and even if the buyer is not in arrears with the payment, the borrower is obliged, at the request of the Bank, to immediately redeem the invoice claim in the manner prescribed if:
•	any circumstances apply which jeopardise payment of the assigned invoice claim or

•	an assigned invoice claim is as stated in section 2 a)- i).

The Bank is entitled at a time determined by the Bank to reverse the assignment of the invoice claim on which credit was not provided.
12.	Payment of overdrawn amount, etc.

If the debt on the factoring with credit account exceeds the credit amount granted or an amount corresponding to the factoring limit stated on the signature page of the contract, the borrower shall upon demand pay the difference. Such overdraft will also incur debit of separate interest on the terms generally applied by the Bank at any time.

13.	Several invoices

If the customer who is liable for payment for several invoices, makes payment to the Bank without stating which invoice the payment refers to, the sum shall be settled in the first hand against the oldest invoice claim.

14.	Debt collection

Debt collection measures shall be attended to by the debt collection company. In case of non-payment when reminders and debt collection demands have been sent out, the borrower must, upon demand, send a copy of the invoice to the debt collection company for further debt collection action, unless an exception has been granted by the Bank.

The Bank/debt collection company, in consultation with the borrower, will subsequently decide on further debt collection action. The Bank/debt collection company reserves the right not to take debt collection action or any other action concerning an invoice for a small amount or an amount which is subject to complaint or dispute, or where the Bank/debt collection company does not wish to take such action for any other reason.

If the Bank/debt collection company does not receive a reply from the borrower within the time stipulated for inquiries concerning a debt collection matter, the Bank/debt collection company is entitled to conclude the matter with the debt collection company and debit all costs for the debt collection matter to the borrower’s factoring with credit account.

Collected funds are booked on to the factoring with credit account. The borrower is responsible for all expenses which are not paid by the buyer.

15.	Obligation to notify

If the buyer disputes the obligation to pay invoices or raises any other objections to invoices, to the borrower or to the Bank/debt collection company, the party that has received such notification shall immediately notify the other party of this. If the invoice is subject to debt collection proceedings, the borrower shall immediately inform the debt collection company.

16.	Pledging

The borrower hereby pledges to the Bank all invoice claims arising from its operations, including such claims that the Bank has not approved or will not approve, as well as those which may not be included in the factoring value, as collateral for all the obligations to the Bank/Handelsbanken Group that the borrower has or may have in the future. The Bank/Handelsbanken Group shall determine the order in which the obligations are to be settled out of the proceeds of the collateral.

Handelsbanken	Page 3 of 4
Concerning all assigned invoice claims, the borrower must fulfil its obligations to the buyers.
17.	Prohibition of assignment

As long as this contract applies, the borrower may not, without the Bank’s consent, enter into agreements with other parties for the purchase and/or pledging of the borrower’s invoice claims.

18.	Utilisation and contract interest

As stated on the signature page, utilisation and contract interest are payable. These are calculated according to the interest rates, and on the terms which the Bank applies to this type of credit at any time. The interest rates which apply when this contract is drawn up are stated on the signature page of the contract.

Should the credit period not be extended, the contract interest is still payable as long as a credit is outstanding under this contract, but it shall then be calculated for the time and the amount which correspond to the outstanding credit amount.

19.	Fees and costs

The borrower must pay fees in the amounts and according to the terms which the Bank applies at any time as compensation for the Bank’s processing of the invoice claims under this contract. The Bank is entitled to debit these charges to the borrower’s account monthly in arrears, or to deduct them from the borrower’s incoming payments. The charges currently payable for services provided by the Bank are shown on the signature page of the contract and comprise:
•	Initial arrangement fee

•	Subscription fee

•	Service charge per invoice, credit and penalty interest invoices

•	Reminder fee — debited every time the Bank sends a reminder concerning an unpaid overdue invoice

•	Production of invoice for interest, including despatching cost.
Other fees, see separate Supplementary price list — Factoring services.

The Bank will charge the borrower for any costs arising for manual processing of invoices and payments.

The Bank is also entitled to charge the borrower for any additional banking costs.

The Bank is entitled to charge the borrower a fee for converting the invoice file into the format stipulated by the Bank in cases where the borrower has opted to purchase this conversion service from the Bank, or from a subcontractor engaged by the Bank.

The Bank is entitled to change the fees if circumstances have occurred which affect the cost of services supplied by the Bank. When fees have been changed, the Bank will inform the borrower of this in conjunction with the amendment.

The Bank and the debt collection company are entitled to charge the borrower for the fees and costs applied by the Bank and the debt collection company at any time. Particulars of current charges are available from the Bank and the debt collection company.

The borrower shall reimburse the Bank/debt collection company for the costs associated with obtaining, maintaining and utilising the collateral agreed upon, as well as with the lodging of proof and collection of the Bank’s claim on the borrower or on any other party liable for payment thereof. For accrued and calculated future costs in connection with this, the Bank is entitled to deduct from incoming payments an amount to cover such costs and expenses pending final accounts. The Bank’s written payment reminders shall thus also be reimbursed.

The minimum annual service charge shall be a sum equivalent to the service fee per invoice stipulated in the contract, multiplied by the number of invoices stated on the same page. The Bank may immediately charge the difference between this sum and the actual service fee paid to the borrower’s factoring with credit account with the Bank.

Payment is due for debt collection demands and other debt collection action in accordance with the price list applied by the debt collection company at any time. The Bank may set off these costs against incoming payments, or charge them to the borrower’s factoring with credit account with the Bank.
20.	Penalty interest

If payment of principal, interest or charges is not effected when due, the borrower shall pay separate annual penalty interest on the overdue amount until payment is made. On amounts not overdue, the usual interest rate continues to apply. Penalty interest is calculated at the utilisation interest rate applying to the facility, plus five percentage points or, when the entire facility is overdue, one percentage point.

21.	Interest on credit balances

Interest on deposits can be agreed separately. Interest is calculated according to the interest rate and on the terms applied by the Bank at any time for this factoring with credit account. Accrued interest is paid by the Bank depositing the amount to the account at the end of each calendar year. In some cases, the Bank is obliged to withhold tax on the interest.

22.	Authorisation documents

The borrower shall submit documents to the Bank showing authorisation to utilise the factoring with credit account. A change in the authorisation cannot be invoked against the Bank until the borrower has notified the Bank in writing of the change.

23.	Value-added tax

Value-added tax applying at any time is charged on all fees and costs where such taxes are payable according to law.

24.	Exchange rate

The countervalue in SEK of foreign currency amounts is calculated:
•	for loan purposes at a rate determined by the Bank,

•	for incoming payments, at the rate applied by the Bank on the day conversion is made.
25.	The right of the Bank to terminate the credit

The Bank may terminate the credit for payment immediately or at any time determined by the Bank and suspend further utilisation of the credit, if any of the following circumstances should apply:
•	the borrower has failed to meet its obligations under this contract or otherwise to the Bank,

•	the collateral for the loan or for other obligations of the borrower towards the Bank is no longer satisfactory,

•	the borrower has overdrawn the factoring with credit account in a manner as set out in section 12,

•	there is reasonable cause to assume that the borrower will not meet his payment obligations to the Bank.
26.	The obligation of the borrower to disclose information

The borrower is obliged to send an annual report to the Bank each year and in other respects to provide the Bank with the information and documents concerning its financial situation as the Bank considers necessary, and to allow a representative of the Bank to visit the borrower, and in conjunction with this provide the representative with such information and documents.

27.	Extension of the credit period, etc.

If the Bank grants an extension of the credit period and nothing is stated to the contrary in that connection, the credit period will be extended by the number of months set out on the signature page of the contract, each time such extension is granted. If the Bank does not grant extension of the credit period, the Bank is entitled to close the factoring with credit account. The borrower is always entitled to request that the factoring with credit account be closed, and to decide when this is to be effected. If the credit period is not extended, the parties’ rights and obligations remain in effect concerning the invoice claims which were covered by this contract before the expiry of the credit period.

28.	Applicable law

Handelsbanken	Page 4 of 4
This contract shall be governed by and construed in accordance with Swedish law. Disputes arising from this contract shall be heard in a competent Swedish court.
29.	Notices

The borrower shall immediately notify the Bank of any change of address. Letters regarding the factoring with credit account, sent by the Bank to the borrower, shall be deemed to have reached the borrower not later than on the seventh day after despatch, if the letter has been sent to the address set out in this contract, or which is otherwise known to the Bank. Notices sent by fax shall be deemed to have reached the borrower immediately.

These provisions do not apply to notices renewing periods of limitation.

30.	Limitation of the Bank’s/debt collection company’s liability

The Bank/debt collection company shall not be held responsible for any loss or other inconvenience resulting from a breakdown in operations or other interruptions in the computer systems used in carrying out a specific service. The Bank/debt collection company shall not be held responsible for any loss or damage resulting from Swedish or foreign legislation, actions by Swedish or foreign public authorities, acts of war, strikes, blockades, boycotts, lockouts or other similar circumstances. The reservation in respect of strikes, blockades, boycotts and lockouts shall apply even if the Bank/debt collection company itself takes such measures or is the subject of such measures.

Any damage which occurs in other circumstances shall not be compensated by the Bank/debt collection company, provided they have exercised normal care. The Bank/debt collection company shall in no case be liable for indirect damage.

Where a circumstance as referred to in the first paragraph prevents the Bank/debt collection company from making a payment or taking other measures, such payment or measures may be postponed until the obstacle no longer exists. In the event of a postponement of payment, the Bank/debt collection company shall, if it is committed to pay interest, pay such interest at the interest rate prevailing on the due date for the postponed payment. Where the Bank/debt collection company is not committed to pay interest, the Bank shall not be obliged to pay interest at a higher rate than the prevailing reference rate of Sveriges Riksbank pursuant to Section 9 of the Swedish Interest Act (1975:635), plus two percentage points.

Where a circumstance as referred to in the first paragraph prevents the Bank/debt collection company from receiving payments, the Bank/debt collection company shall, as long as the obstacle exists, be entitled to interest on the terms prevailing on the due date of the payment.

31.	Personal Data Act

The Bank is to be regarded as the borrower’s personal data assistant for the processing of personal data which takes place vis-a-vis the buyers, and which is necessary for the Bank to be able to perform the invoice processing satisfactorily. The Bank has no independent right to decide on the purposes of the data processing and will only process personal data pursuant to this agreement or other instructions from the borrower. The borrower is reminded of its own responsibility towards buyers under the Swedish Personal Data Act (1998:204). The Bank is, however, obliged to take the technical and organisational measures required to protect the personal data being processed.

32.	Invoice files

If the Bank consents to the borrower sending invoices and credit notes by invoice file, the following provisions also apply to this service:
e)	The borrower’s responsibility for electronic transfer of invoice information

The borrower is responsible for the format and content of the transmitted invoice file being correct and set out in accordance with the aforementioned general terms and conditions for factoring with credit, as well as other Bank regulations. The Bank is entitled to charge the borrower for costs arising due to the borrower’s non-compliance with bank regulations, or to errors in the invoice file. The borrower is also responsible for ensuring that only persons authorised by the borrower are permitted to transmit the invoice file to the Bank. Should the transmitted invoice file prove to contain erroneous information, or to have been sent by an unauthorised person, or be defective in any other respect, the borrower will be held responsible for any damage caused to the Bank as a result of this. The same shall apply if the invoice file is infected with a computer virus, or causes harm to the Bank or any other party for any other reason.

f)	Period of agreement for this service

The right of the borrower to transmit invoices and credit notes by invoice file applies until further notice. Each party is entitled to give notice of the termination of this service 90 days after the end of the calendar month during which the written notice has been given. Unless there are stipulations to the contrary, the termination of this service will not affect the contract for factoring with credit. If the contract for factoring with credit is terminated, this service automatically ceases.

If the borrower does not fulfil its obligations under the agreement on this service in due order, the Bank is entitled, with immediate effect, to terminate the borrower’s utilisation of the service or — if the Bank deems it appropriate — the contract for factoring with credit. Notice of termination shall be given in writing.

g)	Other

In other respects, the terms and conditions applying to this service are the Bank’s “General conditions governing accounts and payment and information services for corporate customers” (F157) applying at any time. In the event of conflicting terms between the contract on factoring with credit, including the aforementioned general conditions, and the provisions in F157, the contents of this contract, including the aforementioned general conditions, will prevail.